Filed Pursuant to Rule 424(b)(2)
Registration No. 333-279759

PROSPECTUS SUPPLEMENT
(To Prospectus dated May 28, 2024)
$2,000,000,000
 $500,000,000 4.550% Notes due February 24, 2028
$500,000,000 4.750% Notes due February 24, 2030
$500,000,000 4.950% Notes due February 24, 2032
$500,000,000 5.100% Notes due February 24, 2035

The Hershey Company is offering $500,000,000 aggregate principal amount of its 4.550% notes due 2028 (the “2028 Notes”), $500,000,000 aggregate principal amount of its 4.750% notes due 2030 (the “2030 Notes”), $500,000,000 aggregate principal amount of its 4.950% notes due 2032 (the “2032 Notes”) and $500,000,000 aggregate principal amount of its 5.100% notes due 2035 (the “2035 Notes”). The 2028 Notes, the 2030 Notes, the 2032 Notes and the 2035 Notes are collectively referred to herein as the “Notes,” unless the context otherwise requires. Interest on the Notes is payable on February 24 and August 24 of each year, beginning August 24, 2025. The Notes do not provide for any sinking fund. The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness from time to time outstanding.
We may redeem some or all of the Notes of each series at any time and from time to time prior to their maturity at the applicable redemption prices described in this Prospectus Supplement in “Description of Notes — Optional Redemption.” If a Change of Control Triggering Event (as hereinafter defined) occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase. See “Description of Notes — Change of Control Offer.”
Each series of the Notes will be represented by one or more Global Securities (as hereinafter defined) registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Except as described herein, beneficial interests in the Global Securities may not be exchanged for definitive notes in registered certificated form. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will make all payments of principal and interest in immediately available funds. See “Description of Notes — Same-Day Settlement and Payment.”

Investing in the Notes involves risk. See “Risk Factors” beginning on page S-6 of this Prospectus Supplement and similar headings in the accompanying Prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this Prospectus Supplement or the accompanying Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price(1)	Underwriting Discount	Proceeds to Us Before Expenses
Per 2028 Note	99.931%	0.250%	99.681%
Total	$499,655,000	$1,250,000	$498,405,000
Per 2030 Note	99.824%	0.350%	99.474%
Total	$499,120,000	$1,750,000	$497,370,000
Per 2032 Note	99.813%	0.400%	99.413%
Total	$499,065,000	$2,000,000	$497,065,000
Per 2035 Note	99.574%	0.450%	99.124%
Total	$497,870,000	$2,250,000	$495,620,000
___________________________
(1)Plus accrued interest, if any, from February 24, 2025, if settlement occurs after that date.
The Notes will not be listed on any securities exchange or any automated quotation system. Currently, there are no public markets for the Notes.
We expect that the Notes will be ready for delivery in book-entry form only through the facilities of DTC for the accounts of its participants, including Clearstream Banking, S.A. (“Clearstream Banking”), and Euroclear Bank, SA/NV, as operator of the Euroclear System (“Euroclear”), against payment in New York, New York, on or about February 24, 2025.
Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	RBC Capital Markets	US Bancorp
Co-Managers

CIBC Capital Markets	Loop Capital Markets	Academy Securities	Siebert Williams Shank	Bradesco BBI
February 19, 2025

We are responsible for the information contained and incorporated by reference in this Prospectus Supplement, the accompanying Prospectus and in any related free writing prospectus we prepare or authorize. We and the underwriters have not authorized anyone to give you any other information, and we and the underwriters take no responsibility for any other information that others may give you. This Prospectus Supplement, the accompanying Prospectus and any free writing prospectus prepared by us and the underwriters do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement, the accompanying Prospectus or any free writing prospectus prepared by us and the underwriters nor any sale made hereunder or thereunder shall, under any circumstances, create any implication that the information contained herein or therein is correct as of any time subsequent to the date of such information.

Prospectus Supplement
Prospectus
i

PRIIPs Regulation/Prohibition of sales to EEA retail investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.
UK PRIIPs Regulation/Prohibition of sales to UK retail investors. The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018 (“EUWA”); (ii) a customer within the meaning of the provisions of the UK’s Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation or UK Prospectus Regulation, respectively, from the requirement to publish a prospectus for offers of notes. This Prospectus Supplement and the accompanying Prospectus are not prospectuses for the purposes of the Prospectus Regulation or UK Prospectus Regulation.
In this Prospectus Supplement, “Company,” “we,” “us” and “our” refer to The Hershey Company, its wholly-owned subsidiaries and entities in which it has a controlling financial interest, and “underwriters” refers to the firms listed on the cover of this Prospectus Supplement.
ii

FORWARD-LOOKING STATEMENTS
This Prospectus Supplement and the accompanying Prospectus, including the information incorporated by reference herein and therein, contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. Forward-looking statements are predictions only and actual results could differ materially from management’s expectations due to a variety of factors, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. All forward-looking statements attributable to us or persons working on our behalf are expressly qualified in their entirety by such risk factors. Given these risks and uncertainties, you should not rely on forward-looking statements as a prediction of actual results. The forward-looking statements that we make in this Prospectus Supplement and the accompanying Prospectus are based on management’s current views and assumptions regarding future events and speak only as of their dates. We assume no obligation to update developments of these risk factors or to announce publicly any revisions to any of the forward-looking statements that we make, or to make corrections to reflect future events or developments, except as required by the federal securities laws.
DOCUMENTS INCORPORATED BY REFERENCE
We incorporate by reference in this Prospectus Supplement the following documents that we have filed with the SEC (File No. 001-00183):
(a)our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on February 18, 2025;
(b)the portions of our Proxy Statement on Schedule 14A, filed on March 26, 2024, that are specifically incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023; and
(c)our Current Reports on Form 8-K, filed on January 13, 2025 (Item 5.02 only) and January 15, 2025 (Item 5.02 only).
We will not, however, incorporate by reference in this Prospectus Supplement any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A after the date of this Prospectus Supplement unless, and except to the extent, specified in such Current Reports.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus Supplement shall be deemed to be incorporated by reference in this Prospectus Supplement so long as the Registration Statement of which this Prospectus Supplement and the accompanying Prospectus are a part remains effective. Such documents shall be deemed to be a part of this Prospectus Supplement from the date of their filing. We may file one or more Current Reports on Form 8-K specifically in connection with the Notes offered hereby in order to incorporate by reference in this Prospectus Supplement and the accompanying Prospectus information concerning The Hershey Company, the terms and conditions of the Notes offered hereby or the offering of the Notes to you. When we use the term “Prospectus Supplement” in this Prospectus Supplement and the accompanying Prospectus, we are referring to this Prospectus Supplement as updated and supplemented by all information incorporated by reference herein from any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K and any other documents incorporated by reference in this Prospectus Supplement as described above.

SUMMARY
The Hershey Company is a global confectionery leader known for making more moments of goodness through chocolate, sweets, mints and other great tasting snacks. We are the largest producer of quality chocolate in North America, a leading snack maker in the United States and a global leader in chocolate and non-chocolate confectionery. We market, sell and distribute our products under more than 90 brand names in approximately 70 countries worldwide.
Reportable Segments
The Company reports its operations through three segments: (i) North America Confectionery, (ii) North America Salty Snacks and (iii) International. This organizational structure aligns with how our Chief Operating Decision Maker manages our business, including resource allocation and performance assessment, and further aligns with our product categories and the key markets we serve.
•North America Confectionery — This segment is responsible for our traditional chocolate and non-chocolate confectionery market position in the United States and Canada. This includes our business in chocolate and non-chocolate confectionery, gum and refreshment products, protein bars, spreads, snack bites and mixes, as well as pantry and food service lines. This segment also includes our retail operations, including Hershey’s Chocolate World stores in Hershey, Pennsylvania; New York, New York; Las Vegas, Nevada; Niagara Falls (Ontario) and Singapore, as well as operations associated with licensing the use of certain of the Company’s trademarks and products to third parties around the world.
•North America Salty Snacks — This segment is responsible for our salty snacking products in the United States. This includes ready-to-eat popcorn, baked and trans fat free snacks, pretzels and other snacks.
•International — International is a combination of all other operating segments that are not individually material, including those geographic regions where we operate outside of North America. We currently have operations and manufacture product in Mexico, Brazil, India and Malaysia, primarily for consumers in these regions, and also distribute and sell confectionery products in export markets of Asia, Latin America, Middle East, Europe, Africa and other regions.
Products and Brands
Our principal product offerings include chocolate and non-chocolate confectionery products; gum and mint refreshment products and protein bars; snack items such as popcorn, pretzels, spreads, snack bites and mixes; and pantry items, such as baking ingredients, toppings and beverages.
•Within our North America Confectionery segment, our product portfolio includes a wide variety of chocolate offerings marketed and sold under the renowned brands of Hershey’s, Reese’s and Kisses, along with other popular chocolate and non-chocolate confectionery brands such as Jolly Rancher, Almond Joy, Brookside, barkTHINS, Cadbury, Good & Plenty, Heath, Kit Kat®, Payday, Rolo®, Twizzlers, Sour Strips, Whoppers and York. Our protein bar products include ONE bar and our gum and mint products include Ice Breakers mints and chewing gum, Breath Savers mints and Bubble Yum bubble gum. We also have pantry items, including baking products, toppings and sundae syrups sold under the Hershey’s, Reese’s, Heath and Lily’s brands, as well as Hershey’s and Reese’s chocolate spreads and snack bites and mixes.
•Within our North America Salty Snacks segment, we have our salty snack items. This includes ready-to-eat SkinnyPop popcorn, baked and trans-fat free Pirates Booty snacks and Dot’s Homestyle Pretzels snacks.
•Within our International segment, we manufacture, market and sell many of these same brands, as well as other brands that are marketed regionally, such as Pelon Pelo Rico confectionery products in Mexico, IO-IO snack products in Brazil and Sofit beverage products in India.
•Our products and brands continue to grow. Retail sales of our core brands, Hershey’s, Reese’s, Hershey’s Kisses, Kit Kat®, SkinnyPop and Ice Breakers, increased at a compound annual growth rate of 6.1% from 2020 to 2024. Sales of our recently acquired brands and products are also exhibiting strong growth. For example, retail sales of Dot’s Homestyle Pretzels, which we acquired in connection with the December 2021 acquisition of Dot’s Pretzels, LLC, grew approximately 31.1% during 2024.
Principal Customers and Marketing Strategy
Our customers are mainly wholesale distributors, chain grocery stores, mass merchandisers, chain drug stores, vending companies, wholesale clubs, convenience stores, dollar stores, concessionaires and department stores. The majority of our customers, with the exception of wholesale distributors, resell our products to end-consumers in retail outlets in North America and other locations worldwide.
In 2024, approximately 27% of our consolidated net sales were made to McLane Company, Inc., one of the largest wholesale distributors in the United States to convenience stores, drug stores, wholesale clubs and mass merchandisers and the primary distributor of our products to Wal-Mart Stores, Inc.
The foundation of our marketing strategy is our strong brand equities, product innovation and the consistently superior quality of our products. We devote considerable resources to the identification, development, testing, manufacturing and marketing of new products. We utilize a variety of promotional programs directed towards our customers, as well as advertising and promotional programs for consumers of our products, to stimulate sales of certain products at various times throughout the year.
In conjunction with our sales and marketing efforts, our efficient product distribution network helps us maintain sales growth and provides superior customer service by facilitating the shipment of our products from our manufacturing plants to strategically located distribution centers. We primarily use common carriers to deliver our products from these distribution points to our customers.
Corporate Information
We are a Delaware company. Our principal executive offices are located at 19 East Chocolate Avenue, Hershey, Pennsylvania 17033, and our telephone number is (717) 534-4200.

The Offering
The summary below sets forth some of the principal terms of the Notes. Please read the “Description of Notes” section in this Prospectus Supplement and the “Description of Debt Securities” section in the accompanying Prospectus for a more detailed description of the terms and conditions of the Notes.

Issuer	The Hershey Company.

Securities Offered
$500,000,000 aggregate principal amount of 4.550% Notes due 2028.
$500,000,000 aggregate principal amount of 4.750% Notes due 2030.
$500,000,000 aggregate principal amount of 4.950% Notes due 2032.
$500,000,000 aggregate principal amount of 5.100% Notes due 2035.

Maturity Dates	The 2028 Notes will mature on February 24, 2028. The 2030 Notes will mature on February 24, 2030. The 2032 Notes will mature on February 24, 2032. The 2035 Notes will mature on February 24, 2035.

Interest Rate
The 2028 Notes will bear interest at a rate of 4.550% per year. The 2030 Notes will bear interest at a rate of 4.750% per year. The 2032 Notes will bear interest at a rate of 4.950% per year. The 2035 Notes will bear interest at a rate of 5.100% per year. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Interest Payment Dates	Interest on the Notes will be payable semi-annually in arrears on February 24 and August 24 of each year, beginning August 24, 2025. Interest will accrue from February 24, 2025.

Ranking	The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness, whether currently existing or incurred in the future.

Optional Redemption
Prior to January 24, 2028 in the case of the 2028 Notes, prior to January 24, 2030 in the case of the 2030 Notes, prior to December 24, 2031 in the case of the 2032 Notes or prior to November 24, 2034 in the case of the 2035 Notes (each such date, a “Par Call Date”), we may redeem such Notes at our option, in whole or in part, at any time and from time to time, at the applicable make-whole premium redemption price described under “Description of Notes — Optional Redemption.” On and after the applicable Par Call Date, we may redeem the applicable series of Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date. See “Description of Notes — Optional Redemption.”

Change of Control Offer	If a Change of Control Triggering Event (as defined in “Description of Notes — Change of Control Offer”) occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase. See “Description of Notes — Change of Control Offer.”

Additional Notes	We may, from time to time, without the consent of the existing holders of the Notes, issue additional Notes of each series under the Indenture (as defined in the accompanying Prospectus) having the same terms and conditions as the applicable series of the Notes in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date.

Form and Denomination	Each series of the Notes will be represented by one or more Global Securities registered in the name of the nominee of DTC. Beneficial interests in the Global Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants including Clearstream Banking and Euroclear. The Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds
We intend to use the net proceeds of this offering to repay all of our 0.900% Notes due June 1, 2025 (the “0.900% Notes”), of which $300 million in aggregate principal amount is currently outstanding, all of our 3.200% Notes due August 21, 2025 (the “3.200% Notes” and, together with the 0.900% Notes, the “2025 Notes”), of which $300 million in aggregate principal amount is currently outstanding, as well as certain outstanding short-term commercial paper borrowings (the “Commercial Paper”), plus, in each case, accrued and unpaid interest thereon, pay fees and expenses related to the offering and for general corporate purposes. Certain of the underwriters or their affiliates may hold some of the 2025 Notes and/or Commercial Paper being repaid or repurchased and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting.” Until the net proceeds have been used as described above, they will be held in time deposit accounts. See “Use of Proceeds.”

Trustee	U.S. Bank Trust Company, National Association (successor in interest to U.S. Bank National Association) (the “Trustee”).

No Listing	We do not intend to list the Notes on any securities exchange or to have the Notes quoted on any automated quotation system.

Governing Law	State of New York.

Risks
Investing in the Notes involves risk. See “Risk Factors” beginning on page S-6 of this Prospectus Supplement and similar headings in the accompanying Prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2024 for a discussion of certain risks that you should consider in connection with an investment in the Notes.

RISK FACTORS
Before investing in the Notes, you should consider carefully the information under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference in this Prospectus Supplement, and the following factors, as well as the other information included and/or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Each of the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and below could result in a decrease in the value of the Notes and your investment therein. Although we discuss certain factors below, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect the value of the Notes and your investment therein.
Risks Related to the Notes
The Indenture governing the Notes does not restrict the amount of additional unsecured debt we may incur.
The Indenture governing the Notes does not restrict the amount of unsecured indebtedness that we or our subsidiaries may incur. The incurrence of additional debt by us or our subsidiaries may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the trading value of your Notes and a risk that the credit rating of the Notes is lowered or withdrawn.
We may not be able to repurchase the Notes upon a Change of Control Triggering Event.
If a Change of Control Triggering Event occurs, unless we have exercised our right to redeem the Notes, we will be required to make an offer to repurchase the Notes in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase. We may not be able to repurchase the Notes upon a Change of Control Triggering Event, however, because we may not have sufficient funds to do so. In addition, agreements governing indebtedness we may incur in the future may restrict us from purchasing the Notes in the event of a Change of Control Triggering Event. Our failure to repurchase properly tendered Notes would constitute an Event of Default under the Indenture governing the Notes, which would, in turn, trigger a termination or acceleration right under our existing credit agreements and may constitute a default under agreements governing indebtedness incurred in the future. See “Description of Notes — Change of Control Offer.”
The definition of Change of Control is limited.
The provisions of the Notes that relate to a Change of Control Triggering Event may not protect you from certain important corporate events such as a leveraged recapitalization (which would increase the level of our indebtedness), reorganization, restructuring, merger or other similar transactions not involving a change in voting power or the beneficial ownership of The Hershey Company. In addition, the definition of Change of Control in respect of the Notes may differ from the definitions of change of control in respect of the Company’s other outstanding indebtedness. Moreover, certain transactions involving the Milton Hershey School Trust, such as a sale of all or substantially all of our assets to those entities, may not constitute a Change of Control. Even transactions involving a change in voting power or beneficial ownership of The Hershey Company may not involve a change that constitutes a Change of Control and, if not, will not constitute a Change of Control Triggering Event that would trigger our obligation to offer to repurchase the Notes as further described in “Description of Notes.” Furthermore, a triggering event will not be deemed to occur unless the specific ratings-related conditions described in “Description of Notes — Change of Control Offer” are fulfilled, including an announcement or public confirmation or writing to the Trustee in which the Rating Agencies lowering the rating on the Notes indicate that the lowering was the result, in whole or in part, of an event or circumstance comprised of or arising as a result of, or in respect of, a Change of Control. If events occur that do not constitute a Change of Control Triggering Event, we will not be required to make an offer to repurchase the Notes, and you may be required to continue to hold your Notes despite the occurrence of such events. If we were to enter into a significant corporate transaction that negatively affects the value and/or ratings of the Notes, but would not constitute a Change of Control Triggering Event, you would not have any rights to require us to repurchase the Notes prior to their maturity, which also would adversely affect your investment. See “Description of Notes — Change of Control Offer.”
Active trading markets for the Notes may not develop or, if developed, be maintained.
We do not intend to list any series of the Notes on any securities exchange or any automated quotation system. We cannot assure you that active trading markets will develop or be maintained for any series of the Notes. If active trading markets do develop for any series of the Notes, the Notes may trade at a discount from their initial offering price depending on prevailing interest rates, the market for similar securities, our financial performance and other factors. In addition, there may be a limited number of buyers when you decide to sell your Notes. This may affect the price, if any, offered for your Notes or your ability to sell your Notes when desired or at all.
Ratings of the Notes may not reflect all risks of an investment in the Notes and negative changes in our credit ratings may adversely affect your investment in the Notes.
We expect the major debt rating agencies to rate and routinely evaluate our debt. Any ratings of each series of the Notes will primarily reflect our financial strength and will change in accordance with the rating of our financial strength. We cannot predict whether these rating agencies may take actions with respect to our credit ratings as a result of future events, our future performance or otherwise.
A rating of the Notes is not a recommendation to purchase, sell or hold any particular security, including the Notes. Ratings do not comment as to market price or suitability for a particular investor. In addition, ratings at any time may be lowered, placed on negative outlook or watch or withdrawn in their entirety. Any actual or anticipated negative changes or downgrades in our credit ratings or ratings outlook or watch, including any announcement that our ratings are under review for a downgrade, could increase our corporate borrowing costs and affect the market value of the Notes. Furthermore, the ratings of each series of the Notes may not reflect the potential impact of all risks related to structure and other factors on any trading market for, or market prices of, the Notes. Among other factors, the condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market prices of the Notes.

USE OF PROCEEDS
We estimate that the net proceeds to us from this offering will be approximately $1,984,457,000, after giving effect to estimated underwriting discounts and estimated expenses. We intend to use the net proceeds of this offering to repay all of our 0.900% Notes, of which $300 million in aggregate principal amount is currently outstanding, all of our 3.200% Notes, of which $300 million in aggregate principal amount is currently outstanding, as well as certain outstanding Commercial Paper, plus, in each case, accrued and unpaid interest thereon, pay fees and expenses related to the offering and for general corporate purposes. The Commercial Paper to be repaid with the net proceeds of this offering has an original maturity of three months or less with a weighted average interest rate of 4.5%. Certain of the underwriters or their affiliates may hold some of the 2025 Notes and/or the Commercial Paper being repaid and, accordingly, may receive a portion of the net proceeds of this offering. See “Underwriting.” Until the net proceeds have been used as described above, they will be held in time deposit accounts.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2024 and as adjusted to reflect the issuance of the Notes and the application of the estimated net proceeds of this offering as described under “Use of Proceeds.” For a further discussion of our capitalization, see our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, incorporated by reference herein.

	As of December 31, 2024
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$730,746	$969,591

Debt:
Short-term debt(a)	1,306,976	161,364
Current portion of long-term debt	604,965	4,965
Long-term debt(b)	3,190,210	5,174,667
Total debt	$5,102,151	$5,340,996

Stockholders’ equity:
Preferred Stock, $1.00 par value, 5,000,000 shares authorized; none issued and outstanding	—	—
Common Stock, $1.00 par value, 900,000,000 shares authorized; 166,939,511 shares issued	166,939	166,939
Class B Common Stock, $1.00 par value, 150,000,000 shares authorized; 54,613,514 shares issued	54,614	54,614
Additional paid-in capital	1,377,226	1,377,226
Retained earnings	5,698,316	5,698,316
Treasury-Common Stock shares at cost: 19,169,956 shares	(2,278,551)	(2,278,551)
Accumulated other comprehensive loss	(303,890)	(303,890)
Total stockholders’ equity	4,714,654	4,714,654
Total capitalization	$9,816,805	$10,055,650
__________________
(a)As of December 31, 2024, short-term debt consisted of $161,364 in foreign bank borrowings against lines of credit and $1,145,612 of commercial paper outstanding.
(b)Long-term debt is carried at face value, net of debt issuance costs and unamortized discounts. Assumes fees and expenses of $4,003 for the issuance of the Notes.

SELECTED CONSOLIDATED FINANCIAL INFORMATION
The following table sets forth certain of our consolidated financial information and other operating information. The consolidated financial information for each of the three years ended December 31, 2024, set forth below, has been derived from our audited consolidated financial statements. The consolidated financial statements for each of the three years ended December 31, 2024 have been audited by Ernst & Young LLP, an independent registered public accounting firm.
The following information should be read in conjunction with our consolidated financial statements, including the notes thereto, and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all of which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which is incorporated by reference herein.

	Year Ended December 31,
	2024	2023	2022
(in thousands, except per share data)
Summary of operations
Net Sales	$11,202,263	$11,164,992	$10,419,294
Net Income	2,221,239	1,861,787	1,644,817
Earnings Per Share of Common Stock:
— Basic	11.22	9.31	8.22
— Diluted	10.92	9.06	7.96
Dividends Paid on Common Stock Per Share	5.48	4.46	3.87

Period-end Position
Total Assets	12,946,861	11,902,941	10,948,820
Long-term Portion of Debt	3,190,210	3,789,132	3,343,977
Stockholders’ Equity	4,714,654	4,099,086	3,299,544

DESCRIPTION OF NOTES
The following description of the particular terms of the Notes offered hereby (referred to in the accompanying Prospectus as “Offered Securities”) supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of “Debt Securities” set forth in the accompanying Prospectus, to which description reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying Prospectus.
The Notes will be issued under the Indenture referred to in the accompanying Prospectus between us and the Trustee. You should read the accompanying Prospectus for a general discussion of the terms and provisions of the Indenture. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. References to “we,” “us” and “our” in this section are only to The Hershey Company and not The Hershey Company together with any of its subsidiaries.
General
The 2028 Notes will bear interest at a rate of 4.550% per year, the 2030 Notes will bear interest at a rate of 4.750% per year, the 2032 Notes will bear interest at a rate of 4.950% per year and the 2035 Notes will bear interest at a rate of 5.100% per year, each from February 24, 2025, payable semi-annually in arrears on each February 24 and August 24, beginning August 24, 2025, to the persons in whose names the Notes are registered at the close of business on the preceding February 9 and August 9, respectively. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. The 2028 Notes will mature on February 24, 2028, the 2030 Notes will mature on February 24, 2030, the 2032 Notes will mature on February 24, 2032 and the 2035 Notes will mature on February 24, 2035.
The 2028 Notes are offered hereby in the initial aggregate principal amount of $500,000,000, the 2030 Notes are offered hereby in the initial aggregate principal amount of $500,000,000 , the 2032 Notes are offered hereby in the initial aggregate principal amount of $500,000,000, and the 2035 Notes are offered hereby in the initial aggregate principal amount of $500,000,000. The Notes will be issued only in book-entry form through the facilities of DTC, and will be in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Transfers or exchanges of beneficial interests in Notes in book-entry form may be effected only through a participating member of DTC, including Clearstream Banking and Euroclear. See “— Global Securities” below. As described below under “— Global Securities,” under certain circumstances Notes may be issued in registered certificated form in exchange for the global securities (the “Global Securities”). In the event that Notes are issued in registered certificated form, such Notes may be transferred or exchanged at the offices described in the immediately following paragraph.
Payments on the Notes issued in book-entry form will be made to DTC’s nominee as the registered owner of the Global Securities. In the event the Notes are issued in registered certificated form, principal and interest, if any, will be payable, the transfer of the Notes will be registrable and the Notes will be exchangeable for Notes bearing identical terms and provisions, at the corporate trust office of the Trustee in The City of New York or St. Paul, Minnesota, or such other corporate trust office of the Trustee designated for such purpose, provided that payment of interest may be made at our option by check mailed to the address of the person entitled thereto as shown in the security register for the Notes.
If an interest payment date, redemption date or the maturity date of a series of Notes falls on a day that is not a Business Day, the payment due on such interest payment date, such redemption date or such maturity date will be postponed to the next succeeding Business Day, and no further interest will accrue in respect of such postponement. Unless otherwise specified in connection with a particular offering of debt securities, in this paragraph, “Business Day” means any day which is a day on which commercial banks settle payments and are open for general business in New York.
We may, from time to time, without the consent of the existing holders of the Notes, issue additional Notes of each series of the Notes under the Indenture having the same terms and conditions as the applicable series of the Notes in all respects, except for the issue date, the issue price and, if applicable, the initial interest payment date; provided that unless such additional Notes are issued under a separate CUSIP number, such additional Notes must be issued with no more than de minimis original issue discount, as part of the same “issue” of debt instruments as the applicable series of Notes or otherwise pursuant to a qualified reopening of the applicable series of Notes, in each case for U.S. federal income tax purposes.
The Notes will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness, whether currently existing or incurred in the future. The Notes do not provide for any sinking fund.
Optional Redemption
Prior to January 24, 2028 in the case of the 2028 Notes, prior to January 24, 2030 in the case of the 2030 Notes, prior to December 24, 2031 in the case of the 2032 Notes or prior to November 24, 2034 in the case of the 2035 Notes (each such date, a “Par Call Date”), we may redeem such Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:
(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming such Notes matured on the applicable Par Call Date) on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 5 basis points in the case of the 2028 Notes, 10 basis points in the case of the 2030 Notes, 10 basis points in the case of the 2032 Notes or 10 basis points in the case of the 2035 Notes, less (b) interest accrued to, but excluding, the redemption date, and
(2)100% of the principal amount of the Notes to be redeemed, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
On or after the applicable Par Call Date, we may redeem the applicable series of Notes at our option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of such Notes being redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.
“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.
The Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.
If on the third business day preceding the redemption date H.15 TCM or any successor designation or publication is no longer published, we shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, we shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.
Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. For the avoidance of doubt, the Trustee shall have no duty to calculate the redemption price nor shall it have any duty to review or verify our calculations of the redemption price.
Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of Notes to be redeemed. Any notice may, at our discretion, be subject to the satisfaction or waiver of one or more conditions precedent. In that case, such notice shall state the nature of such conditions precedent, and, if applicable, state that the redemption date may be delayed until such time (provided, however, that any redemption date will not be more than 60 days after the date of the notice of redemption) as any or all such conditions are satisfied or that, if the conditions are not satisfied by the redemption date, or by the redemption date as so delayed, such redemption may not occur and the notice may be rescinded.
In the case of a partial redemption, selection of the Notes for redemption will be made pro rata, by lot or by such other method as the Trustee deems appropriate and fair in accordance with the applicable depositary procedures and any applicable stock exchange. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary.
Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption, subject to the satisfaction or waiver of any conditions precedent specified in the related notice of redemption.
Change of Control Offer
If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the Notes as described under “— Optional Redemption,” we will be required to make an offer (the “Change of Control Offer”) to each holder of Notes to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s Notes on the terms set forth in the applicable series of Notes. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the date of repurchase (the “Change of Control Payment”).
Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction or transactions that constitute or may constitute a Change of Control, we will mail or electronically deliver a notice to holders of the Notes describing the transaction or transactions that constitute or may constitute a Change of Control Triggering Event and offering to repurchase such Notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed or electronically delivered, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or electronically delivered prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.
On the Change of Control Payment Date, we will, to the extent lawful:
•accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;
•deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
•deliver or cause to be delivered to the Trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased.
On the Change of Control Payment Date, the paying agent will pay, from funds deposited by us for such purpose, to each holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will authenticate and mail (or cause to be transferred by book-entry) to each holder a new note equal in principal amount to any unpurchased portion of such holder’s Notes surrendered.
We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any Notes if there has occurred and is continuing on the Change of Control Payment Date an event of default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.
Our existing credit agreements provide that certain change of control events with respect to us would trigger a termination in the outstanding commitments thereunder. In addition, agreements governing indebtedness we may incur in the future may contain similar restrictions and may also provide that certain change of control events might constitute a default under such agreements, and, moreover, such agreements may restrict us from purchasing the Notes in the event of a Change of Control Triggering Event. In the event a Change of Control Triggering Event occurs at a time when we may be prohibited from purchasing the Notes, we may seek the consent of our lenders to repurchase the Notes and/or attempt to refinance the borrowings that contain such prohibitions. If we are not able to obtain such consent from our lenders and/or refinance such borrowings, we may remain prohibited from purchasing the Notes. In such a scenario, our failure to repurchase properly tendered Notes would constitute an Event of Default under the Indenture governing the Notes which would, in turn, trigger a termination right under our existing credit agreements and may constitute a default under agreements governing indebtedness incurred in the future. Additionally, our ability to pay the Change of Control Payment may be limited by our then existing financial resources. See “Risk Factors — We may not be able to repurchase the Notes upon a Change of Control Triggering Event.”
We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the Notes by virtue of any such conflict.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, transfer, lease, conveyance or other disposition of “all or substantially all” of the assets of The Hershey Company and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, our requirement to make an offer to repurchase the Notes as a result of a direct or indirect sale, transfer, lease, conveyance or other disposition of less than all of the assets of The Hershey Company and its subsidiaries taken as a whole to another Person may be uncertain.
For purposes of the Change of Control Offer provisions of the Notes, the following terms will be applicable: “Change of Control” means the occurrence of any of the following:
(1)the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any Person, other than to us, one of our subsidiaries or the Milton Hershey School Trust;
(2)the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any Person, other than the Milton Hershey School Trust, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;
(3)we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock (measured by voting power rather than number of shares) of the surviving Person or any direct or indirect parent company of the surviving Person immediately after giving effect to such transaction;
(4)the adoption of a plan relating to our liquidation or dissolution; or
(5)the consummation of a so-called “going private/Rule 13e-3 transaction” that results in any of the effects described in paragraph (a)(3)(ii) of Rule 13e-3 under the Exchange Act (or any successor provision), following which the Milton Hershey School Trust beneficially owns, directly or indirectly, more than 50% of our Voting Stock, measured by voting power rather than number of shares.
Notwithstanding the foregoing, a transaction effected to create a holding company will not be deemed to involve a Change of Control if (i) we become a direct or indirect wholly-owned subsidiary of such holding company and (ii) the holders of the Voting Stock of such holding company immediately following that transaction, as measured by voting power rather than number of shares, are substantially similar to the holders of our Voting Stock, as measured by voting power rather than number of shares, immediately prior to such a transaction.
“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.
“Investment Grade Rating” means a rating of Baa3 or higher by Moody’s (or its equivalent under any successor rating category of Moody’s) and BBB-or higher by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement Rating Agency selected by us.
“Milton Hershey School Trust” means either or both of (1) Hershey Trust Company, a Pennsylvania corporation, as trustee for the trust established by Milton S. Hershey and Catherine S. Hershey for the benefit of Milton Hershey School, or any successor trustee, and (2) Milton Hershey School, a Pennsylvania not-for-profit corporation.
“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.
“Person” has the meaning used in Section 13(d) of the Exchange Act.
“Rating Agencies” means each of Moody’s and S&P; provided that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, we may appoint (as certified by a resolution of our Board of Directors) a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as replacement for such Rating Agency, or all of them, as the case may be.
“Rating Event” means the rating on the Notes is lowered by any Rating Agency and the Notes are rated below an Investment Grade Rating by both Rating Agencies on any day during the period (which period will be extended so long as the rating of the Notes is under publicly announced consideration for a possible downgrade by any Rating Agency) commencing on the first public notice or announcement of an arrangement that could result in a Change of Control and ending on the 60th day following the occurrence of such Change of Control; provided, that a Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and, thus, shall not be deemed a Rating Event) if the Rating Agencies lowering the rating on the Notes to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the lowering was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.
“Voting Stock” means, with respect to any Person as of any date, the capital stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.
Global Securities
Each series of the Notes will be issued in whole or in part in the form of one or more Global Securities deposited with, or on behalf of, DTC, and registered in the name of a nominee of DTC. Owners of beneficial interests in Global Securities will not be entitled to physical delivery of Notes in registered certificated form except if (x) DTC notifies us that it is unwilling or unable to continue as depositary for the Notes or at any time ceases to be a clearing agency registered as such under the Exchange Act, (y) we execute and deliver to the Trustee an officers’ certificate providing that the Global Securities shall be so exchangeable or (z) there shall have occurred and be continuing an event of default under the Indenture with respect to the Notes. Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.
DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations, and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the Financial Industry Regulatory Authority. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by DTC only through Direct Participants. The rules applicable to DTC and its participants are on file with the SEC.
Accountholders in the Clearstream Banking or Euroclear clearance systems may hold beneficial interests in the Notes through accounts that each of those systems maintain as a participant in DTC.
Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither we nor the Trustee have any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Securities. DTC has advised us and the Trustee that its present practice is, upon receipt of any payment of principal or interest, to immediately credit the accounts of the Direct Participants with such payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Securities as shown on the records of DTC. Payments by Direct Participants and indirect participants to owners of beneficial interests in the Global Securities will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name” and will be the responsibility of the Direct Participants or indirect participants.
Same-Day Settlement and Payment
Settlement for the Notes will be made by the underwriters in immediately available funds. All payments of principal and interest will be made by us in immediately available funds.
Secondary trading in long-term notes of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes will trade in the Same-Day Funds Settlement System maintained by DTC until the applicable maturity, and secondary market trading activity in the Notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.
Because of time-zone differences, credits of Notes received in Clearstream Banking or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in such Notes settled during such processing will be reported to the relevant Clearstream Banking or Euroclear participants on such business day. Cash received in Clearstream Banking or Euroclear as a result of sales of Notes by or through a Clearstream Banking participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream Banking or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream Banking and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of Notes among participants of DTC, Clearstream Banking and Euroclear, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
The following is a summary of certain United States federal income tax consequences of the purchase, ownership and disposition of the Notes. This summary deals only with Notes held as capital assets (generally, assets held for investment purposes) by persons who purchase the Notes for cash upon original issuance at their “issue price”(the first price at which a substantial amount of the Notes of the applicable series is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler).
As used herein, a “U.S. holder” means a beneficial owner of the Notes that is, for United States federal income tax purposes, any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is subject to United States federal income taxation regardless of its source; or
•a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.
As used herein, a “non-U.S. holder” means a beneficial owner of the Notes (other than an entity or arrangement treated as a partnership for United States federal income tax purposes) that is not a U.S. holder.
If any entity or arrangement classified as a partnership for United States federal income tax purposes holds the Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership considering an investment in the Notes, you should consult your own tax advisors.
This summary does not represent a detailed description of the United States federal income tax consequences applicable to you if you are a person subject to special tax treatment under the United States federal income tax laws, including, without limitation:
•a dealer or broker in securities or currencies;
•a financial institution;
•a regulated investment company;
•a real estate investment trust;
•a tax-exempt entity;
•an insurance company;
•a person holding the Notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;
•a trader in securities that has elected the mark-to-market method of accounting for your securities;
•a person liable for alternative minimum tax;
•a partnership or other pass-through entity (or an investor in such an entity);
•a U.S. holder that holds Notes through a non-U.S. broker or other non-U.S. intermediary;

•a U.S. holder whose “functional currency” is not the U.S. dollar;
•a “controlled foreign corporation”;
•a “passive foreign investment company”;
•a person required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement; or
•a United States expatriate.
This summary is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), United States Treasury regulations, administrative rulings and judicial decisions as of the date hereof. Those authorities may be changed, possibly on a retroactive basis, so as to result in United States federal income tax consequences different from those summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the purchase, ownership or disposition of the Notes that are different from those discussed below.
This summary does not represent a detailed description of the United States federal income tax consequences to you in light of your particular circumstances, and does not address any United States federal taxes other than income taxes (such as estate and gift taxes), the Medicare tax on certain investment income or any state, local or non-U.S. tax laws. It is not intended to be, and should not be construed to be, legal or tax advice to any particular purchaser of Notes.
If you are considering the purchase of Notes, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the purchase, ownership and disposition of the Notes, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.
Certain Tax Consequences to U.S. Holders
The following is a summary of certain United States federal income tax consequences that will apply to U.S. holders of the Notes.
Stated Interest. Stated interest on the Notes generally will be taxable to you as ordinary income at the time it is received or accrued, depending on your method of accounting for United States federal income tax purposes.
Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes. Upon the sale, exchange, retirement, redemption or other taxable disposition of a Note, you generally will recognize gain or loss equal to the difference, if any, between the amount realized upon the sale, exchange, retirement, redemption or other taxable disposition (less any amount attributable to accrued and unpaid stated interest, which will be treated in the manner described above) and your adjusted tax basis in the Note. Your adjusted tax basis in a Note will generally be your cost for that Note. Any gain or loss you recognize will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the Note for more than one year. Long-term capital gains of non-corporate U.S. holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Certain Tax Consequences to Non-U.S. Holders
The following is a summary of certain United States federal income tax consequences that will apply to non-U.S. holders of the Notes.

United States Federal Withholding Tax. Subject to the discussions of backup withholding and FATCA below, United States federal withholding tax will not apply to any payment of interest on the Notes under the “portfolio interest rule,” provided that:
•interest paid on the Notes is not effectively connected with your conduct of a trade or business in the United States;
•you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;
•you are not a controlled foreign corporation that is actually or constructively related to us through stock ownership;
•you are not a bank whose receipt of interest on the Notes is described in Section 881(c)(3)(A) of the Code; and
•either (1) you provide your name and address on an applicable IRS Form W-8, and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (2) you hold your Notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.
If you cannot satisfy the requirements described above, payments of interest made to you will be subject to a 30% United States federal withholding tax, unless you provide the applicable withholding agent with a properly executed:
•IRS Form W-8BEN or Form W-8BEN-E (or other applicable form) certifying an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or
•IRS Form W-8ECI (or other applicable form) certifying that interest paid on the Notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “—United States Federal Income Tax”).
The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement, redemption or other taxable disposition of a Note.
United States Federal Income Tax. If you are engaged in a trade or business in the United States and interest on the Notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will generally be subject to United States federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code (although you will be exempt from the 30% withholding tax described above, provided the certification requirements discussed above in “—United States Federal Withholding Tax” are satisfied). In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your effectively connected earnings and profits, subject to adjustments.
Subject to the discussions of backup withholding and FATCA below, any gain realized on the sale, exchange, retirement, redemption or other taxable disposition of a Note generally will not be subject to United States federal income tax unless:
•the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), in which case such gain will generally be subject to United States federal income tax (and possibly branch profits tax) in the same manner as effectively connected interest as described above; or
•you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met, in which case, unless an applicable income tax treaty provides otherwise, you will generally be subject to a flat 30% United States federal income tax on the gain derived from the sale, exchange, retirement, redemption or other taxable disposition, which may be offset by certain United States-source capital losses.
Information Reporting and Backup Withholding
U.S. Holders. In general, information reporting requirements will apply to payments of stated interest on the Notes and the proceeds of the sale or other taxable disposition (including an exchange, retirement or redemption) of a Note paid to you (unless you establish that you are an exempt recipient). Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a correct taxpayer identification number and a certification that you are not subject to backup withholding.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.
Non-U.S. Holders. Generally, the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments will be reported to the IRS. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.
In general, you will not be subject to backup withholding with respect to payments of interest on the Notes that we make to you, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person as defined under the Code, and such withholding agent has received from you the statement described above in the fifth bullet point under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax.”
Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other taxable disposition (including an exchange, retirement or redemption) of Notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify to the payor under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.
Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% United States federal withholding tax may apply to any interest paid on the Notes to (i) a “foreign financial institution” (as specifically defined in the Code and whether such foreign financial institution is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code and whether such non-financial foreign entity is the beneficial owner or an intermediary) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial United States beneficial owners of such entity (if any). If an interest payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Certain Tax Consequences to Non-U.S. Holders—United States Federal Withholding Tax,” an applicable withholding agent may credit the withholding under FATCA against, and therefore reduce, such other withholding tax. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other taxable disposition of the Notes, proposed United States Treasury regulations (upon which taxpayers may rely until final regulations are issued) eliminate FATCA withholding on payments of gross proceeds entirely. You should consult your own tax advisors regarding these rules and whether they may be relevant to your ownership and disposition of the Notes.

CERTAIN ERISA CONSIDERATIONS
The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain requirements on (i) “employee benefit plans” within the meaning of Section 3(3) the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) that are subject to Title I of ERISA, (ii) “plans” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) and other arrangements to which Section 4975 of the Code applies (including individual retirement plans and accounts) and (iii) entities and accounts whose underlying assets include “plan assets” within the meaning of ERISA of any of the foregoing plans, accounts or arrangements described in clauses (i) or (ii) (each of the foregoing described in clauses (i), (ii) and (iii), referred to herein as a “Plan”). In addition, provisions under other U.S. or non-U.S. federal, state, local or other laws or regulations may impose certain requirements on certain plans, accounts and other arrangements that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”).
Prohibited Transaction Considerations
Section 406 of ERISA and Section 4975 of the Code prohibit certain transactions involving the assets of a Plan and certain persons who are “parties in interest,” within the meaning of Section 3(14) of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is applicable to the transaction. In this regard, the U.S. Department of Labor has issued a number of prohibited transaction class exemptions that may provide exemptive relief for direct or indirect prohibited transactions resulting from the sale, purchase or holding of the Notes, or any interest therein. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptions for certain transactions between a Plan and a Person that is a party in interest and/or a disqualified person.
A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and/or the Code. A prohibited transaction within the meaning of ERISA and the Code could arise if the Notes, or any interest therein, are acquired by a Plan to which the issuer, underwriters or any of their respective affiliates (collectively, the “Transaction Parties”) is a party in interest or disqualified person, and such acquisition is not entitled to an applicable exemption. In addition, the fiduciary of the Plan that is engaged in such a non-exempt prohibited transaction may be subject to penalties under ERISA and the Code.
General Fiduciary Matters
ERISA and the Code impose certain duties on Persons who are fiduciaries of a Plan. Under ERISA and the Code, any Person who exercises any discretionary authority or control over the administration of a Plan or over the management or disposition of a Plan’s assets, or who renders investment advice to a Plan for a fee or other compensation, is generally considered to be a fiduciary of the Plan. Each Plan fiduciary who is responsible for making the investment decisions whether to purchase or commit to purchase and to hold Notes, or any interest therein, should determine whether, under the general fiduciary standards of investment prudence and diversification and under the documents and instruments governing the Plan, an investment in such Notes, or any interest therein, is appropriate for the Plan, taking into account, among other considerations, the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.
Each fiduciary of a Plan or any other plan, account or arrangement subject to Similar Laws that proposes to cause such plan, account or arrangement to purchase or hold any Notes, or any interest therein, should consult with its counsel regarding the applicability of the fiduciary responsibility and prohibited transaction provisions of Title I of ERISA and Section 4975 of the Code or any similar provisions of any Similar Laws to such an investment, and to confirm that such purchase and holding will not constitute or result in a non-exempt prohibited transaction or a violation of the fiduciary standards of ERISA or the Code or a similar violation under any applicable Similar Laws.

Representations
By its acquisition of any Notes, or any interest therein, the purchaser and subsequent transferee thereof will be deemed to have represented and warranted that:
(A)either:
i.no assets of a Plan or any other plan, account or arrangement subject to Similar Laws (including a non-U.S., governmental or church plan) have been used to acquire or hold such Notes, or an interest therein; or
ii.the acquisition, holding and disposition of such Notes, or any interest therein, by such Person or transferee will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation of any Similar Law; and
(B)if it is, or is acting on behalf of, a Plan, none of the Transaction Parties has provided, and none of them will provide, any advice in a fiduciary capacity in connection with the Plan’s investment in any Notes, or any interest therein, issued in connection with this Prospectus Supplement or the accompanying Prospectus.
Each purchaser and holder of the Notes, or any interest therein, has the exclusive responsibility for ensuring that its purchase and holding of the Notes, or any interest therein, complies with the fiduciary responsibility rules of Title I of ERISA and does not violate the prohibited transaction rules of ERISA or Section 4975 of the Code or any similar provisions of any applicable Similar Laws.
None of the Transaction Parties nor any of their respective Affiliates is undertaking to provide investment advice, or to give advice in a fiduciary capacity, in connection with the acquisition of any Notes, or any interest therein. The sale of any Notes, or any interest therein, to a purchaser is in no respect a representation by any of the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by purchasers generally or any particular purchaser, or that such an investment is appropriate for purchasers generally or any particular purchaser.

UNDERWRITING
BofA Securities, Inc., Citigroup Global Markets Inc., J.P. Morgan Securities LLC, RBC Capital Markets, LLC and U.S. Bancorp Investments, Inc. are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions of the underwriting agreement and the pricing agreement, each dated the date of this Prospectus Supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of Notes set forth opposite its name below.

Underwriters	Principal Amount of 2028 Notes	Principal Amount of 2030 Notes	Principal Amount of 2032 Notes	Principal Amount of 2035 Notes
BofA Securities, Inc.	$82,000,000	$82,000,000	$82,000,000	$82,000,000
Citigroup Global Markets Inc.	82,000,000	82,000,000	82,000,000	82,000,000
J.P. Morgan Securities LLC	82,000,000	82,000,000	82,000,000	82,000,000
RBC Capital Markets, LLC	82,000,000	82,000,000	82,000,000	82,000,000
U.S. Bancorp Investments, Inc.	82,000,000	82,000,000	82,000,000	82,000,000
CIBC World Markets Corp.	32,500,000	32,500,000	32,500,000	32,500,000
Loop Capital Markets LLC	30,000,000	30,000,000	30,000,000	30,000,000
Academy Securities, Inc.	10,000,000	10,000,000	10,000,000	10,000,000
Siebert Williams Shank & Co., LLC	10,000,000	10,000,000	10,000,000	10,000,000
Banco Bradesco BBI S.A.	7,500,000	7,500,000	7,500,000	7,500,000
Total	$500,000,000	$500,000,000	$500,000,000	$500,000,000
The underwriting agreement provides that the obligations of the several underwriters to purchase the Notes offered hereby are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are committed to take and pay for all of the Notes being offered, if any are taken. In the event of a default by any underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
The Notes sold by the underwriters to the public will initially be offered at the respective initial public offering prices set forth on the cover of this Prospectus Supplement. Any Notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of 0.150% of the principal amount of the 2028 Notes, 0.200% of the principal amount of the 2030 Notes, 0.250% of the principal amount of the 2032 Notes and 0.250% of the principal amount of the 2035 Notes. Any underwriter may allow, and any such securities dealer may reallow, a concession not in excess of 0.100% of the principal amount of the 2028 Notes, 0.150% of the principal amount of the 2030 Notes, 0.150% of the principal amount of the 2032 Notes and 0.200% of the principal amount of the 2035 Notes to certain other securities dealers. If all the Notes are not sold at the respective initial public offering prices, the underwriters may change the offering prices and the other selling terms.
The Notes are new issues of securities with no established trading markets and will not be listed on any securities exchange or any automated quotation system. The underwriters have advised us that they intend to make a market for each series of the Notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.
In connection with the offering of the Notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the underwriters may overallot in connection with the offering of the Notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, Notes in the open market to cover syndicate short positions or to stabilize the prices of the Notes. Finally, the underwriters may reclaim selling concessions allowed for distributing the Notes in the offering of the Notes, if the underwriters repurchase previously distributed Notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels. The underwriters are not required to engage in any of these activities, may end any of them at any time and must bring them to an end after a limited period. Any stabilizing action or overallotment will be conducted by the relevant underwriter in accordance with all applicable laws and rules.
We estimate that our share of the total expenses of the offering, excluding underwriting discounts, will be approximately $4,003,000.
Certain of the underwriters or their affiliates may hold some of the 2025 Notes and/or the Commercial Paper being repaid or repurchased and, accordingly, may receive a portion of the net proceeds of this offering.
In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates for which they have in the past received, and may in the future receive, customary fees. Affiliates of certain of the underwriters are lenders under our existing credit agreements. In particular, U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the Trustee.
Bradesco Securities Inc. will act as agent of Banco Bradesco BBI S.A. for sales of the Notes in the United States of America. Banco Bradesco BBI S.A. is not a broker-dealer registered with the SEC, and therefore may not make sales of any Notes in the United States to U.S. persons. Banco Bradesco BBI S.A. and Bradesco Securities Inc. are affiliates of Banco Bradesco S.A.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
We expect delivery of the Notes will be made against payment therefor on or about February 24, 2025, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes earlier than the first business day before February 24, 2025 will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade, to prevent failed settlement and should consult their own advisers.
Selling Restrictions
No action has been or will be taken by us that would permit a public offering of the Notes, or possession or distribution of this Prospectus Supplement or the accompanying Prospectus or any other offering or publicity material relating to the Notes, in any country or jurisdiction outside the United States where, or in any circumstances in which, action for that purpose is required. Accordingly, the Notes may not be offered or sold, directly or indirectly, and this Prospectus Supplement, the accompanying Prospectus and any other offering or publicity material relating to the Notes may not be distributed or published, in or from any country or jurisdiction outside the United States except under circumstances that will result in compliance with applicable laws and regulations.

CANADA
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this Prospectus Supplement and the accompanying Prospectus (including any amendment thereto) contain a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
If applicable, pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
EUROPEAN ECONOMIC AREA
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the EEA. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of MiFID II; (ii) a customer within the meaning of the Insurance Distribution Directive, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in the Prospectus Regulation. Consequently, no key information document required by the PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This Prospectus Supplement and the accompanying Prospectus have been prepared on the basis that any offer of the Notes in any member state of the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of notes. This Prospectus Supplement and the accompanying Prospectus are not prospectuses for the purposes of the Prospectus Regulation.
UNITED KINGDOM
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the UK. For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the EUWA; (ii) a customer within the meaning of the provisions of the FSMA and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in the UK Prospectus Regulation. Consequently, no key information document required by the UK PRIIPs Regulation for offering or selling the Notes or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.
In the UK, this Prospectus Supplement and the accompanying Prospectus are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the UK Prospectus Regulation) who are (i) persons having professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them (all such persons together being referred to as “Relevant Persons”). In the United Kingdom, the Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Notes will be engaged in only with, Relevant Persons. This Prospectus Supplement and the accompanying Prospectus and their contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this this Prospectus Supplement and the accompanying Prospectus or their contents. The Notes are not being offered to the public in the United Kingdom.
SWITZERLAND
This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to the public or a solicitation to purchase or invest in any Notes. No Notes have been offered or will be offered to the public in Switzerland, except that offers of Notes may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act (“FinSA”):
(A)to any person which is a professional client as defined under the FinSA;
(B)to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the joint bookrunners for any such offer; or
(C)in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance, provided that no such offer of Notes shall require us or any bank to publish a prospectus pursuant to Article 35 FinSA.
The Notes have not been and will not be listed or admitted to trading on a trading venue in Switzerland.
Neither this Prospectus Supplement or the accompanying Prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to the FinSA, and neither this Prospectus Supplement or the accompanying Prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
PEOPLE’S REPUBLIC OF CHINA (EXCLUDING HONG KONG, MACAU AND TAIWAN)
The Notes are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (the “PRC”) (for such purposes, not including the Hong Kong and Macau Special Administrative Regions or Taiwan), except as permitted by the securities laws or other relevant regulations of the PRC.
HONG KONG
The Notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No underwriter has issued or had in its possession for the purposes of issue, and no underwriter will issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
JAPAN
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948 as amended, the “FIEA”). Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
SINGAPORE
This Prospectus Supplement and the accompanying Prospectus have not been registered as a prospectus with the Monetary Authority of Singapore (“MAS”). Accordingly, the Notes have not been offered or sold and have not been made the subject of an invitation for subscription or purchase and will not be offered or sold or made the subject of an invitation for subscription or purchase, and this Prospectus Supplement and the accompanying Prospectus have not been circulated or distributed, nor will they be circulated or distributed in connection with the offer or sale, or invitation for subscription or purchase of the Notes, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act 2001 of Singapore (as modified or amended from time to time, the “SFA”) pursuant to Section 274 of the SFA; (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except:
(1)to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(c)(ii) of the SFA;
(2)where no consideration is or will be given for the transfer;
(3)where the transfer is by operation of law;
(4)as specified in Section 276(7) of the SFA; or
(5)as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Singapore Securities and Futures Act Product Classification Solely for the purposes of our obligations pursuant to sections 309B(1) of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore (the “CMP Regulations 2018”), we have determined, and hereby notify all persons (including all relevant persons (as defined in Section 309A(1) of the SFA)) that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined the MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
TAIWAN
The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) and/or any other regulatory authority of Taiwan pursuant to relevant securities laws and regulations. The Notes have not been and will not be sold, issued, offered or otherwise made available, directly or indirectly, to investors other than “professional investors” as defined under Article 4 of the Financial Consumer

Protection Act of Taiwan, unless otherwise permitted by the laws and regulations of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Notes in Taiwan, unless otherwise permitted by laws and regulations of Taiwan.
SOUTH KOREA
The Notes have not been and will not be registered with the Financial Services Commission of Korea under the Financial Investment Services and Capital Markets Act of Korea. Accordingly, the Notes have not been and will not be offered, sold or delivered, directly or indirectly, in Korea or to, or for the account or benefit of, any resident of Korea (as defined in the Foreign Exchange Transactions Law of Korea and its Enforcement Decree) or to others for re-offering or resale, directly or indirectly, to any resident of Korea, except as otherwise permitted by applicable Korean laws and regulations. In addition, within one year following the issuance of the Notes, the Notes may not be transferred to any resident of Korea other than a qualified institutional buyer (as such term is defined in the regulation on issuance, public disclosure, etc. of securities of Korea, a “Korean QIB”) registered with the Korea Financial Investment Association (the “KOFIA”) as a Korean QIB and subject to the requirement of monthly reports with the KOFIA of its holding of Korean QIB bonds as defined in the Regulation on Issuance, Public Disclosure, etc. of notes of Korea, provided that (a) the Notes are denominated, and the principal and interest payments thereunder are made, in a currency other than Korean won, (b) the amount of the securities acquired by such Korean QIBs in the primary market is limited to less than 20 percent of the aggregate issue amount of the Notes, (c) the Notes are listed on one of the major overseas securities markets designated by the Financial Supervisory Service of Korea, or certain procedures, such as registration or report with a foreign financial investment regulator, have been completed for offering of the securities in a major overseas securities market, (d) the one-year restriction on offering, delivering or selling of securities to a Korean resident other than a Korean QIB is expressly stated in the securities, the relevant underwriting agreement, subscription agreement, and the offering circular and (e) we and the underwriters shall individually or collectively keep the evidence of fulfillment of conditions (a) through (d) above after having taken necessary actions therefor.
UNITED ARAB EMIRATES
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (the “UAE”), including the Dubai International Financial Centre (the “DIFC”) or the Abu Dhabi Global Market (the “ADGM”) other than in compliance with the laws of the UAE, the DIFC and the ADGM governing the issue, offering and sale of securities.
Further, this Prospectus Supplement and the accompanying Prospectus do not constitute an offer, sale or delivery of securities in the UAE (including the DIFC or the ADGM) and are not intended to be a public offer.
Each person to whom this Prospectus Supplement and the accompanying Prospectus have been issued understands, acknowledges and agrees that this Prospectus Supplement and the accompanying Prospectus have not been approved by or filed with the Central Bank of the UAE, the UAE Securities and Commodities Authority, the Financial Services Regulatory Authority of the ADGM or the Dubai Financial Services Authority of the DIFC or any other licensing authorities of any of the free zones established and operating in the UAE.

LEGAL MATTERS
Certain legal matters with respect to the Notes will be passed upon for us by James Turoff, our Senior Vice President, General Counsel and Secretary, and Simpson Thacher & Bartlett LLP, New York, New York. Mr. Turoff beneficially owns or has rights to acquire an aggregate of less than 1% of our Common Stock. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.
EXPERTS
The consolidated financial statements and schedule of The Hershey Company incorporated by reference in The Hershey Company’s Annual Report (Form 10-K) for the years ended December 31, 2024, 2023 and 2022 and the effectiveness of The Hershey Company’s internal control over financial reporting as of December 31, 2024 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PROSPECTUS
Debt Securities

We may offer and sell our debt securities (the “Debt Securities”) from time to time in amounts, at prices and on other terms to be determined at the time of offering. The Debt Securities may be issued in one or more series with the same or various maturities. The particular terms of the Debt Securities that may be offered from time to time will be described in the prospectus supplement related to such offering (the “Prospectus Supplement”). If indicated in an applicable Prospectus Supplement, the terms of the Debt Securities offered thereby may differ from the terms summarized in this prospectus (this “Prospectus”).
We may supplement, update or change any of the information contained in this Prospectus by incorporating information by reference in this Prospectus. Any Prospectus Supplement may also add, update, or change information contained in this Prospectus. You should read this Prospectus, any accompanying Prospectus Supplement and any incorporated documents carefully before you invest.
We may offer and sell the Debt Securities, on a continuous or delayed basis, to or through one or more underwriters, dealers, agents or other third parties or directly to purchasers, as described in the applicable Prospectus Supplement. See “Plan of Distribution” for additional information.
This Prospectus may not be used to sell Debt Securities unless it is accompanied by a Prospectus Supplement.

Investing in our Debt Securities involves risks. Before you invest in any series of our Debt Securities, you should consider carefully the risk referred to under “Risk Factors” on page 6 of this Prospectus, which risks are incorporated by reference into this Prospectus from our periodic reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. In addition, the Prospectus Supplement relating to an offering of our Debt Securities may also discuss certain risks that are particular to investing in the Debt Securities offered thereby. You should carefully consider all such risks before investing in our Debt Securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
The date of this Prospectus is May 28, 2024.

No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, any accompanying Prospectus Supplement or any free writing prospectus prepared by or on behalf of us, which we refer to as a free writing prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of the Debt Securities or an offer to buy or the solicitation of an offer to sell the Debt Securities in any circumstances in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made under this Prospectus shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of such information.
Unless otherwise specified or unless the context requires otherwise, all references in this Prospectus to “Hershey,” “we,” “us,” “our,” or the “Company” refer to The Hershey Company and its subsidiaries.
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Forward-Looking Statement Safe Harbor
We are subject to changing economic, competitive, regulatory and technological risks and uncertainties that could have a material impact on our business, financial condition or results of operations. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we note the following factors that, among others, could cause future results to differ materially from the forward-looking statements, expectations and assumptions that we have discussed directly or implied in this Prospectus. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others.
The factors that could cause our actual results to differ materially from the results projected in our forward-looking statements include, but are not limited to the following:
•Our Company’s reputation or brand image might be impacted as a result of issues or concerns relating to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters, which in turn could result in litigation or otherwise negatively impact our operating results;
•Disruption to our manufacturing operations or supply chain could impair our ability to produce or deliver finished products, resulting in a negative impact on our operating results;
•We might not be able to hire, engage and retain the talented global human capital we need to drive our growth strategies;
•Risks associated with climate change and other environmental impacts, and increased focus and evolving views of our customers, stockholders and other stakeholders on climate change issues, could negatively affect our business and operations;
•Increases in raw material and energy costs, along with the availability of adequate supplies of raw materials and our ability to successfully hedge against volatility in raw material pricing, could affect future financial results;
•Price increases may not be sufficient to offset cost increases and maintain profitability or may result in sales volume declines associated with pricing elasticity;
•Market demand for new and existing products could decline;
•Increased marketplace competition could hurt our business;
•Our financial results may be adversely impacted by the failure to successfully execute or integrate acquisitions, divestitures and joint ventures;
•Our international operations may not achieve projected growth objectives, which could adversely impact our overall business and results of operations;
•We may not fully realize the expected cost savings and/or operating efficiencies associated with our strategic initiatives or restructuring programs, which may have an adverse impact on our business;
•Changes in governmental laws and regulations could increase our costs and liabilities or impact demand for our products;
•Political, economic and/or financial market conditions, including impacts on our business arising from armed conflict or geopolitical instability (such as the ongoing conflict between Russia and Ukraine and the Israel-Hamas conflict in the Gaza strip), could negatively impact our financial results
•Disruptions, failures or security breaches of our information technology infrastructure could have a negative impact on our operations;

•Complications with the design, implementation or usage of our new enterprise resource planning system, including the ability to support post-implementation efforts and maintain enhancements, new features or modifications, could adversely impact our business and operations; and
•Such other matters as discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2024.
Our forward-looking statements speak only as of the date of this Prospectus or as of the date they are made, and we undertake no obligation to update our forward-looking statements.

Where You Can Find More Information
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, file or furnish annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The SEC maintains an Internet site at www.sec.gov that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC, including us. You may also obtain a copy of any of our SEC filings, free of charge, from the Investors section of our website at www.thehersheycompany.com as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on, or that is accessible through, our website is not incorporated by reference into this Prospectus or any Prospectus Supplement, and you should not consider such information as part of this Prospectus or any Prospectus Supplement.
We have filed with the SEC a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to us and the Debt Securities.

Documents Incorporated by Reference
The SEC allows us to “incorporate by reference” information into this Prospectus. This means that we can disclose important information to you by referring you to other documents that we file with the SEC. The information incorporated by reference is considered to be part of this Prospectus, and the information we file later with the SEC will automatically update and supersede the previously filed information. We incorporate by reference the following documents that we have filed with the SEC (File No. 001-00183), unless otherwise indicated herein:
(a)Our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on February 20, 2024, including the information specifically incorporated by reference in our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A filed on March 26, 2024;
(b)Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed on May 3, 2024; and
(c)Our Current Reports on Form 8-K, filed on May 3, 2024, May 6, 2024, May 8, 2024 and May 23, 2024.
We will not, however, incorporate by reference in this Prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K or Form 8-K/A, including any financial statements or exhibits related thereto and furnished pursuant to Item 9.01, after the date of this Prospectus unless, and except to the extent, specified in such Current Reports.
All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference in this Prospectus so long as the Registration Statement of which this Prospectus is a part remains effective. Such documents shall be deemed to be a part of this Prospectus from the date of their filing. We may file one or more Current Reports on Form 8-K specifically in connection with an offering of the Debt Securities in order to incorporate by reference in this Prospectus or the applicable Prospectus Supplement information concerning The Hershey Company, the terms and conditions of the Debt Securities offered thereby or the offering of such Debt Securities to you. When we use the term “Prospectus” in this Prospectus and any Prospectus Supplement, we are referring to this Prospectus as updated and supplemented by all information incorporated by reference herein from any Annual Report on Form 10-K, Quarterly Report on Form 10-Q or Current Report on Form 8-K and any other documents incorporated by reference in this Prospectus as described above.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein or in any Prospectus Supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.
We will provide, without charge, a copy of any or all of the documents mentioned above to each person, including any beneficial owner, receiving this Prospectus who requests them in writing or by telephone. Requests for such copies should be addressed to The Hershey Company, Attn: Investor Relations Department, 19 East Chocolate Avenue, Hershey, Pennsylvania 17033-0810, Telephone: (717) 534-4200.

The Hershey Company
The Hershey Company was incorporated under the laws of the State of Delaware on October 24, 1927 as a successor to a business founded in 1894 by Milton S. Hershey.
Hershey is a global confectionery leader known for bringing goodness to the world through chocolate, sweets, mints and other great tasting snacks. We are the largest producer of quality chocolate in North America, a leading snack maker in the United States and a global leader in chocolate and non-chocolate confectionery. We market, sell and distribute our products under more than 90 brand names in approximately 80 countries worldwide.
Our common stock is traded on the New York Stock Exchange under the symbol “HSY.” Our principal executive offices are located at 19 East Chocolate Avenue, Hershey, Pennsylvania 17033, and our telephone number is (717) 534-4200.

Risk Factors
An investment in our securities involves risks. You should carefully consider each of the risks described in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 20, 2024 and updated in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 3, 2024, as such factors may be further updated from time to time in our periodic filings with the SEC which are accessible on the SEC’s website at www.sec.gov, and all of the other information included or incorporated by reference in this Prospectus and any applicable Prospectus Supplement, before deciding to invest in any of our Debt Securities.

Use of Proceeds
We currently have no plans for specific use of the net proceeds from the sale of the Debt Securities. We will specify the principal purposes for which the net proceeds from each offering will be used in the Prospectus Supplement related to such offering. Except as may be otherwise set forth in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to our general funds to meet capital additions and working capital requirements, to repay debt, to fund any pension liability requirements, to fund the repurchase of shares of our common stock and/or to fund acquisitions that we may make from time to time. Pending our use, we may invest such proceeds temporarily in cash equivalents and/or short-term marketable securities.

Description of Debt Securities
Unless otherwise set forth in the applicable Prospectus Supplement related to an offering, the Debt Securities offered hereby will be issuable in one or more series under the indenture dated as of May 14, 2009 (the “Indenture”) between us and U.S. Bank National Association, as trustee (the “Trustee”). The following statements are subject to the detailed provisions of the Indenture, which is incorporated by reference as an exhibit to the Registration Statement of which this Prospectus forms a part. Wherever references are made to particular provisions of the Indenture or terms defined therein are referred to, such provisions or definitions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such references.
General
The Indenture does not limit the amount of Debt Securities which may be issued thereunder. Except as described in “Covenants” below and as otherwise provided in the Prospectus Supplement relating to a particular series of Debt Securities and/or documents incorporated by reference, the Indenture does not limit the amount of other debt, secured or unsecured, which we may issue. We may issue the Debt Securities in one or more series, as we may authorize from time to time (Section 2.5).
Reference is made to the Prospectus Supplement relating to the Debt Securities and/or documents incorporated by reference for the following terms, where applicable, of the Debt Securities: (1) the designation, the aggregate principal amount and the authorized denominations of the Debt Securities; (2) the percentage of their principal amount at which the Debt Securities will be issued; (3) the currency or currencies (including composite currencies) in which the principal of and interest, if any, on the Debt Securities will be payable; (4) the date or dates on which the Debt Securities will mature; (5) the rate or rates at which the Debt Securities will bear interest, if any, or the method by which such rate or rates will be determined and the date or dates from which such interest will accrue; (6) the dates on which and places at which interest, if any, will be payable and the record dates for payment of such interest; (7) the terms of any mandatory or optional repayment or redemption (including any sinking fund); and (8) any other terms of the Debt Securities (Section 2.5). The Indenture provides that Debt Securities of a single series may be issued at various times, with different maturity dates and may bear interest at different rates (Section 2.5).
The Debt Securities will be our unsecured, unsubordinated indebtedness and will rank on parity with all of our other unsecured, unsubordinated indebtedness.
Debt Securities of a series may be issued in fully registered form or in the form of one or more global securities, (each a “Global Security”) and, with regard to each series of Debt Securities in respect of which this Prospectus is being delivered or made available, in the denominations set forth in the Prospectus Supplement relating to such series and/or documents incorporated by reference. With regard to each series of Debt Securities, we will maintain in the Borough of Manhattan, The City of New York and in such other place or places, if any, specified in the Prospectus Supplement relating to such series and/or documents incorporated by reference, an office or agency where the Debt Securities of such series may be transferred or exchanged and may be presented for payment of principal, premium, if any, and interest; provided that if such securities are not Global Securities, at our option, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the register for the Debt Securities (Sections 2.2 and 3.2). No service charge will be made for any transfer or exchange of the Debt Securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith (Section 2.10).
Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or interest at a rate which at the time of issuance is below market rates) to be sold at a substantial discount below their stated principal amount. Such discounted Debt Securities will be treated as having been issued with original issue discount for United States federal income tax purposes pursuant to Section 1273 of the Internal Revenue Code of 1986, as amended, if the discount is in excess of a minimum threshold amount. Federal income tax consequences and other special considerations applicable to any Debt Securities with original issue discount will be described in the Prospectus Supplement relating thereto and/or documents incorporated by reference.

Definitions
“Attributable Debt” is defined, in brief, to mean, as to any lease under which any person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such person under such lease during the remaining term thereof (including in respect of contingent rents, amounts based on the amount thereof, if any, being paid on the date of determination and excluding amounts on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges), discounted from the respective due dates thereof at the weighted average of the rates of interest (and Yields to Maturity, in the case of Original Issue Discount Securities) borne by the Debt Securities then Outstanding, compounded annually (Section 1.1).
“Consolidated Net Tangible Assets” is defined to mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible) and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on our and our Domestic Subsidiaries’ most recent consolidated balance sheet, prepared in accordance with U.S. generally accepted accounting principles (Section 1.1).
“Debt” is defined to mean any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed and does not include Attributable Debt (Section 1.1).
“Domestic Subsidiary” is defined to mean a subsidiary of ours except a subsidiary (a) which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the States of the United States, or (b) the principal purpose of which is to engage in financing our operations or the operations of our subsidiaries, or both, outside the States of the United States (Section 1.1).
“Funded Debt” is defined to mean all indebtedness for money borrowed having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower (Section 1.1).
“Government Obligations” is defined to mean either (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof (Section 13.1).
“Mortgage” is defined to mean any pledge, mortgage, lien, encumbrance or security interest (Section 1.1).
“Original Issue Discount Security” is defined to mean any Security that provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture (Section 1.1).
“Principal Domestic Operating Property” is defined, in brief, to mean any land or any facility (together with the land on which it is erected and fixtures comprising a part thereof) located in the United States used primarily for manufacturing, processing or production, owned or leased by us or any of our subsidiaries and having a gross book value in excess of 2% of Consolidated Net Tangible Assets other than any such land, facility or portion thereof which in the opinion of our Board of Directors, is not of material importance to the total business conducted by us and our subsidiaries as an entity (Section 1.1).
“subsidiary” of our company, is defined to mean a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by us and/or by one or more of our subsidiaries (Section 1.1).
Other capitalized terms used in this “Description of Debt Securities” have the meanings given them in the Indenture, unless otherwise indicated or unless the context otherwise requires.

Covenants
Limitation on Liens
If we or any Domestic Subsidiary shall incur, issue, assume or guarantee any Debt secured by a Mortgage on any Principal Domestic Operating Property or on any shares of stock or Debt, held by us or any Domestic Subsidiary, of any Domestic Subsidiary, we will secure, or cause such Domestic Subsidiary to secure, the Debt Securities equally and ratably with (or prior to) such Debt, unless after giving effect thereto the aggregate amount of all such Debt so secured together with all Attributable Debt in respect of sale and leaseback transactions involving Principal Domestic Operating Properties would not exceed 15% of our and our Domestic Subsidiaries’ Consolidated Net Tangible Assets. This restriction will not apply to, and there shall be excluded in computing secured Debt for the purpose of such restriction, Debt secured by (a) Mortgages on property of, or on any shares of stock or Debt of, any corporation existing at the time such corporation becomes a Domestic Subsidiary, (b) Mortgages in our favor or in favor of any Domestic Subsidiary, (c) Mortgages in favor of U.S. governmental bodies to secure progress, advance or other payments pursuant to any contract or provision of any statute, (d) Mortgages on property, shares of stock or Debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money Mortgages and construction cost Mortgages, and (e) any extension, renewal or refunding of any Mortgage referred to in the foregoing clauses (a) through (d), inclusive (Section 3.4). The Indenture will not restrict our or our subsidiaries’ ability to incur unsecured debt.
Merger and Consolidation
The Indenture provides that no consolidation or merger of our company with or into any other corporation and no sale or conveyance of its property as an entirety, or substantially as an entirety, may be made to another corporation if, as a result thereof, any Principal Domestic Operating Property or any shares of stock or Debt, held by us or any Domestic Subsidiary, of a Domestic Subsidiary would become subject to a Mortgage, unless either (i) the Debt Securities shall be equally and ratably secured with (or prior to) the Debt secured by such Mortgage or (ii) such Mortgage could be created pursuant to Section 3.4 (See “Limitation on Liens” above) without equally and ratably securing the Debt Securities (Section 9.3). In addition, as a result of the consolidation, merger or conveyance, either we shall be the continuing corporation or the successor corporation shall be a corporation organized and existing under the laws of the United States or a state thereof and the successor corporation shall expressly assume the due and punctual payment of principal of (and premium, if any) and interest on all Debt Securities and our obligations under the Indenture in a supplemental indenture satisfactory to the Trustee (Section 9.1).
Limitations on Sales and Leasebacks
Neither we nor any Domestic Subsidiary may enter into any sale and leaseback transaction involving any Principal Domestic Operating Property, completion of construction and commencement of full operation of which has occurred more than 120 days prior thereto, unless (a) we or such Domestic Subsidiary could mortgage such property pursuant to Section 3.4 (see “Limitation on Liens” above) in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the Debt Securities or (b) we, within 120 days after completion of the sale and leaseback transaction, apply to the retirement of our Funded Debt an amount (subject to credits for certain voluntary retirements of Funded Debt) not less than the greater of (i) the net proceeds of the sale of the Principal Domestic Operating Property so leased or (ii) the fair market value of the Principal Domestic Operating Property so leased. This restriction will not apply to any sale and leaseback transaction (a) between us and a Domestic Subsidiary or between Domestic Subsidiaries or (b) involving the taking back of a lease for a period of not more than three years (Section 3.5).
Unless otherwise indicated in a Prospectus Supplement and/or documents incorporated by reference, certain of the covenants described above would not necessarily afford holders of the Debt Securities protection in the event of a highly leveraged transaction involving us, such as a leveraged buyout. In this regard, however, it should be noted that voting control of our company is held by Hershey Trust Company, as trustee for the Milton Hershey School Trust. As of March 8, 2024, Hershey Trust Company, as trustee for the Milton Hershey School Trust, had the right to cast 1.41% of all of the votes entitled to be cast on matters requiring the vote of our common stock voting separately and 78.8% of all of the votes entitled to be cast on matters requiring the vote of our common stock and

Class B common stock voting together. Hershey Trust Company, as trustee for the Milton Hershey School Trust, currently has three representatives who are members of the Board of Directors of the Company. These representatives, from time to time in performing their responsibilities on the Company’s Board, may exercise influence with regard to the ongoing business decisions of our Board of Directors or management. Hershey Trust Company, as trustee for the Milton Hershey School Trust, has indicated that, in its role as controlling stockholder of the Company, it intends to retain its controlling interest in The Hershey Company, and that the Company Board, not the Hershey Trust Company board, is solely responsible and accountable for the Company’s management and performance. Hershey Trust Company, as trustee for Milton Hershey School, or any successor trustee, or Milton Hershey School, as appropriate, must approve the issuance of shares of common stock or any other action that would result in Hershey Trust Company, as trustee for Milton Hershey School, or any successor trustee, or Milton Hershey School, as appropriate, not continuing to have voting control of our Company.
Events of Default, Waiver and Notice
Except as may otherwise be provided in the Prospectus Supplement and/or documents incorporated by reference, as to any series of Debt Securities, an Event of Default is defined in the Indenture as (a) default in the payment of any installment of interest, if any, on the Debt Securities of such series when due and the continuance of such default for a period of 30 days; (b) default in payment of the principal of (and premium, if any, on) any of the Debt Securities of such series when due, whether at maturity, upon redemption, by declaration or otherwise; (c) default in the payment of a sinking fund installment, if any, on the Debt Securities of such series when due; (d) default by us in the performance of any other covenant or agreement contained in the Indenture, other than a covenant expressly included in the Indenture solely for the benefit of series of Debt Securities other than such series, and the continuance of such default for a period of 90 days after appropriate notice; (e) certain events of bankruptcy, insolvency and reorganization of our company; and (f) any other Event of Default established with respect to Debt Securities of that series (Sections 2.5 and 5.1).
An Event of Default with respect to a particular series of Debt Securities issued under the Indenture does not necessarily constitute an Event of Default with respect to any other series of Debt Securities issued thereunder.
The Indenture provides that the Trustee shall, within 90 days after the occurrence of a default with respect to Debt Securities of any series, give all the holders of Debt Securities of such series then outstanding notice of all uncured defaults known to it (the term default to mean the events specified above, not including grace periods); provided that, except in the case of a default in the payment of principal of (and premium, if any) or interest, if any, on any Debt Security of any series, or in the payment of any sinking fund installment with respect to Debt Securities of any series, the Trustee shall be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of all the holders of Debt Securities of such series then outstanding (Section 5.11).
The Indenture provides that if an Event of Default with respect to any series of Debt Securities shall have occurred and be continuing, either the Trustee or the holders of at least 25% in principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding may declare the principal (or, in the case of Original Issue Discount Securities, the portion thereof as may be specified in the Prospectus Supplement relating to such series and/or documents incorporated by reference) of all of the Debt Securities of such series and the interest accrued thereon, if any, to be due and payable immediately (Section 5.1).
Upon certain conditions such declarations of acceleration with respect to Debt Securities of any series may be annulled and past defaults (except for defaults in the payment of principal (or premium, if any) or interest, if any, on such Debt Securities not theretofore cured or in respect of a covenant or provision of the Indenture which cannot be amended or modified without the consent of the holder of each outstanding Debt Security of that series affected) may be waived with respect to such series by the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the Debt Securities of such series then outstanding (Section 5.10).
The Indenture requires that we file with the Trustee annually a written statement as to the presence or absence of certain defaults under the terms thereof and as to performance and fulfillment of certain covenants or agreements therein (Section 3.6).

The Indenture provides that the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the Debt Securities of any series then outstanding shall have the right to direct the time, method and place of conducting any proceeding or remedy available to the Trustee, or exercising any trust or power conferred on the Trustee by the Indenture with respect to defaults or Events of Default with respect to Debt Securities of such series (Section 5.9).
The Indenture provides that the Trustee shall be under no obligation, subject to the duty of the Trustee during default to act with the required standard of care, to exercise any of the rights or powers vested in it by the Indenture at the direction of the holders of Debt Securities unless such holders shall have offered to the Trustee reasonable security or indemnity against expenses and liabilities (Section 6.2).
Defeasance
The Indenture provides that we may terminate our obligations under Sections 3.4, 3.5 and 9.3 of the Indenture (being the restrictions described under “Covenants-Limitation on Liens” and “Covenants-Limitations on Sales and Leasebacks” and the first sentence under “Covenants-Merger and Consolidation” above) with respect to the Debt Securities of any series, on the terms and subject to the conditions contained in the Indenture, by depositing in trust with the Trustee money or Government Obligations sufficient to pay the principal of (and premium, if any) and interest on the Debt Securities of such series and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such deposit and termination is conditioned upon, among other things, our delivery of an opinion of counsel that the holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and termination and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case had such deposit and termination not occurred. Such termination will not relieve us of our obligation to pay when due the principal of or interest on the Debt Securities of such series if the Debt Securities of such series are not paid from the money or Government Obligations held by the Trustee for the payment thereof (Section 13.1).
Modification of the Indenture
The Indenture contains provisions permitting us and the Trustee, with the consent of the holders of not less than a majority in principal amount (calculated as provided in the Indenture) of the outstanding Debt Securities of each series affected by such modification, to modify the Indenture or any supplemental indenture or the rights of the holders of the Debt Securities of any series; provided that no such modification shall, without the consent of the holders of each Debt Security affected thereby, extend the maturity of any Debt Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, or reduce the portion of the principal amount of an Original Issue Discount Security due and payable upon acceleration of the maturity thereof or the portion of the principal amount thereof provable in bankruptcy, or reduce any amount payable upon redemption of any Debt Security, or reduce the overdue rate thereof, or impair any right of repayment at the option of the holder of any Debt Security or change the currency of payment of principal or interest on any Debt Security or reduce the percentage in principal amount of Outstanding Debt Securities of any series the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults (Section 8.2).
The holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may on behalf of the holders of all Debt Securities of such series waive, insofar as that series is concerned, our compliance with certain restrictive provisions (Limitation on Liens and Limitations on Sales and Leasebacks) of the Indenture (Section 3.9).
The Indenture also permits us and the Trustee to amend the Indenture in certain circumstances without the consent of the holders of any Debt Securities to evidence the merger of our company or the replacement of the Trustee and for certain other purposes (Section 8.1).
Indenture Trustee
In the ordinary course of business, we and our subsidiaries are engaged, have engaged and from time to time in the future may engage in commercial banking and/or investment banking transactions with the Trustee and certain of its affiliates, for which they have in the past received, and may in the future receive, customary fees. U.S. Bancorp Investments, Inc., an affiliate of the Trustee, has been an underwriter in the offering and sale of certain series of our debt securities previously issued pursuant to the Indenture. The Trustee is also a lender under our existing Five-Year Credit Agreement, dated as of April 26, 2023.
The Trust Indenture Act provides that, upon the occurrence of a default under the Indenture, if the Trustee has a conflicting interest (as defined in the Trust Indenture Act), the Trustee must, within 90 days after it ascertains that it has that conflicting interest, either eliminate that conflicting interest or resign as Trustee unless the default has been cured, waived or otherwise eliminated before the end of the 90-day period. If the Trustee fails to resign in those circumstances, it is required to provide, within ten days after the 90-day period expires, notice of the conflicting interest to the holders of the Debt Securities outstanding under the Indenture. Any security holder that has been a bona fide holder of Debt Securities issued for at least six months may petition a court of competent jurisdiction to remove the Trustee and to appoint a successor trustee under the Indenture if the Trustee does not eliminate its conflicting interest or resign as Indenture Trustee upon the written request of such holder during the 90-day period described above. A security holder filing such a petition may be required by the court to undertake to pay the costs of such court action.

Plan of Distribution
We may sell Debt Securities to or through underwriters or dealers and also may sell Debt Securities directly to one or more other purchasers or through agents. The Prospectus Supplement and/or documents incorporated by reference will set forth the names of any underwriters or agents involved in the sale of the Debt Securities and any applicable commission or discounts.
The distribution of Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.
Each series of Debt Securities will be a new issue with no established trading market. We may elect to list any series of Debt Securities on an exchange, but we will not be obligated to do so. It is possible that one or more underwriters may make a market in a series of Debt Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for Debt Securities.
If Debt Securities are sold by means of an underwritten offering, we anticipate such sale will be pursuant to the form of Underwriting Agreement (the “Form Underwriting Agreement”) and the form of Pricing Agreement (“Form Pricing Agreement”), filed as Exhibits 1.1 and 1.2, respectively to the Registration Statement of which this Prospectus forms a part. Under the Form Pricing Agreement, each underwriter agrees, severally and not jointly, to purchase its allocated amount of Debt Securities. The Form Underwriting Agreement provides that the obligations of the underwriters to purchase Debt Securities are subject to approval of certain legal matters by counsel and to certain other conditions. The underwriters are committed to take and pay for all Debt Securities to be offered, if any are taken. In the event of a default by any underwriter, the Form Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the Form Underwriting Agreement may be terminated.
In connection with the sale of Debt Securities, underwriters may receive compensation from us or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from us and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described in the Prospectus Supplement and/or documents incorporated by reference.
Agents, underwriters and dealers may engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.
Under agreements which we may enter into, we may be required to indemnify the underwriters and agents who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act, or contribute to payments that they may be required to make in respect of any such liabilities. The Form Underwriting Agreement provides for such an indemnity in favor of the underwriters.
If so indicated in the Prospectus Supplement and/or documents incorporated by reference, we will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase Debt Securities from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases we must approve such institutions. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

Legal Matters
The validity of, and certain other legal matters with respect to, the Debt Securities will be passed upon for us by Hunton Andrews Kurth LLP, Houston, Texas. Certain legal matters in connection with this offering will be passed upon for the underwriters by Cleary Gottlieb Steen & Hamilton LLP, New York, New York.
Experts
The consolidated financial statements and schedule of The Hershey Company appearing in The Hershey Company’s Annual Report (Form 10-K) for the year ended December 31, 2023 and the effectiveness of The Hershey Company’s internal control over financial reporting as of December 31, 2023 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

$2,000,000,000
 $500,000,000 4.550% Notes due February 24, 2028
 $500,000,000 4.750% Notes due February 24, 2030
 $500,000,000 4.950% Notes due February 24, 2032
 $500,000,000 5.100% Notes due February 24, 2035
PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

BofA Securities	Citigroup	J.P. Morgan	RBC Capital Markets	US Bancorp
Co-Managers

CIBC Capital Markets	Loop Capital Markets	Academy Securities	Siebert Williams Shank	Bradesco BBI

February 19, 2025